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OPENWAVE SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD., HARBINGER CAPITAL PARTNERS
SPECIAL SITUATIONS FUND, L.P., JAMES L. ZUCCO AND ANDREW J. BREEN
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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XXX DRAFT XXX NOT FOR WIRE — Split scenario
NEWS RELEASE
For Immediate Release: January 12, 2007
ISS, GLASS LEWIS RECOMMEND WITHOLD VOTE FOR CEO PETERSCHMIDT
AND SECOND INCUMBENT DIRECTOR;
RECOMMENDS VOTE FOR HARBINGER NOMINEE ON GREEN CARD
World’s Leading Proxy Advisory Firms Note That Management Can Benefit From Greater Oversight
Provided by New Independent Directors
New York, New York / PRNewswire / Harbinger Capital Partners today announced that both Institutional Shareholder Services (“ISS”) and Glass Lewis have recommended that stockholders (the “Stockholders”) of Openwave Systems, Inc.’s (NASDAQ: OPWV) (“the Company”) vote the GREEN proxy at the January 17, 2007 Annual Meeting of Stockholders. ISS and Glass Lewis are the world’s leading proxy advisory firms and their recommendations are relied upon by thousands of independent institutional investors worldwide. Harbinger urges all stockholders to vote the GREEN proxy card as soon as possible to have their vote for change counted at next week’s annual meeting.
Howard Kagan, a Managing Director of Harbinger Capital partners, said, “ISS and Glass Lewis have recommended that Openwave Stockholders vote the GREEN proxy card containing Harbinger’s nominees and we note that both firms recommended that Stockholders should not support management’s nominees or vote its proxy card. We feel these recommendations are an independent confirmation that the Board and management have not done enough to protect and maximize shareholder value for investors in Openwave. We are pleased with the recommendation to vote the GREEN proxy card for our nominee James L. Zucco (“Mr. Zucco”), and we emphasize our view that both Harbinger nominees are essential to improving the current situation at Openwave. Therefore, we urge all stockholders to vote for both Mr. Zucco and Andrew J. Breen (“Mr. Breen”). Mr. Zucco and Mr. Breen each bring unique and complementary skills and experience which are directly relevant to Openwave’s business at this important time and which is currently missing from the Board.”
“The significant industry expertise and experience of the Harbinger director nominees Mr. Zucco and Mr. Breen will enable them to be a constructive force on the Board and help the Company implement changes necessary to increase shareholder value. In particular, we believe that Mr. Breen’s direct and relevant experience in wireless data services will be a tremendous benefit to the Board of Openwave as the Company navigates its way through its important product transition. We continue to urge all stockholders to vote for both our nominees by signing, dating and returning Harbinger’s GREEN proxy card today.”
“We strongly believe that in order for Openwave to reach its true potential, the recommendations of both our nominees should be given a full and fair hearing by the Board. Together, our director nominees have recommended a clear strategy to reverse the Company’s deteriorating performance, increase shareholder value and enable the Company to successfully capitalize on its market opportunity,” Kagan said.
Mr. Breen said “Once elected I will have the same agenda as all independent directors, which is to maximize shareholder value for all shareholders, not just Harbinger. I am excited about the prospect of discussing the Breen/Zucco recommendations with the other directors for whom I have a great deal of respect. Our recommendations are based on my prior experience and that of Mr. Zucco.

Together we can deliver a complementary skill set to explore our recommendations with the Board and assist management in implementing those recommendations which after a fulsome discussion the full Board ultimately recommends.”
In its January 11, 2007 report, ISS highlighted the following points:
Given investor skepticism about the company’s ability to successfully implement the product transition strategy, lack of management credibility among investors, poor track record in meeting revenue guidance, poor stock performance and corporate governance issues, we believe that the company can benefit from greater board oversight from new independent directors.
*Permission to use quotations from the ISS report was neither sought nor obtained.
Harbinger Managing Director Mr. Kagan also noted “We believe that the stock price based incentive compensation which Harbinger has provided to Mr. Breen will provide a financial motivation to improve Openwave’s stock price for all shareholders, without stipulating any particular period during which the stock price improvement be accomplished. All Stockholders will enjoy any stock appreciation that occurs under the oversight of the Company’s newly energized board, and Harbinger is not asking the Company to reimburse this incentive compensation. Given Harbinger’s 10.6% stake in the Company, it is unfortunate that management has used scare tactics regarding this compensation and the possibility that Harbinger would sell its stock, since all Stockholders are free to determine the timing of their stock sales. Furthermore, unlike other Stockholders’ positions, the sale of the large Harbinger position could not likely be accomplished in the context of the “dump” management describes without Harbinger selling at significant discounts to market trading values. “
Openwave Stockholders are reminded that their vote is extremely important, no matter how many or how few shares they own. Stockholders are urged to sign, date and return Harbinger’s GREEN proxy card today. If shares are held with a broker, Stockholders may be able to vote their shares by telephone or on the Internet. If this option is available, Stockholders may simply follow the instructions on Harbinger’s “GREEN PROXY” card to assure a vote for Harbinger’s directors. Stockholders are advised that if they have any questions or need any assistance in voting their shares, they should contact Harbinger’s proxy solicitor, Mackenzie Partners, Inc., toll-free at 1-800-322-2885.
For further information contact:
John W. McCullough
Vice President and Associate General Counsel
Harbert Management Corporation
Telephone: (205) 987-5576
E-mail: Jmccullough@harbert.net
or
John Dooley
Taylor Rafferty
Telephone: (212) 889-4350
Email: harbinger@taylor-rafferty.com